EXHIBIT 11
                     INTERCELL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                            Three months                 Six months
                                           ended March 31,             ended March 31,
                                           ---------------             ---------------
                                          2000          1999          2000          1999
                                          ----          ----          ----          ----
Net income (loss)                   $    770,000  $(   332,000) $    663,000  $(   836,000)

Deemed dividends on Series B,C, and
  D preferred stock relating to
  in-the-money conversion terms      (    15,000)  (    15,000)  (    29,000)  (    29,000)
Accrued dividends on Series D
  preferred stock                    (    37,000)  (    38,000)  (    75,000)  (    75,000)
Accretion on Series B and C
  preferred stock                    (     6,000)  (    29,000)  (    13,000)  (    58,000)
                                      ----------    ----------    ----------    ----------
Net income (loss) applicable to
  common shareholders               $    712,000  $(   414,000) $    546,000  $(   998,000)
                                      ==========    ==========    ==========    ==========
Weighted average number of common
  shares outstanding                  98,425,368    39,500,246    89,639,515    38,514,887

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                   51,461,495           -      51,461,495           -
                                      ----------    ----------   -----------    ----------

                                     149,886,863    39,500,246   141,101,010    38,514,887
                                     ===========    ==========   ===========    ==========
Basic loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations         $       0.01  $(      0.01) $       0.01  $(      0.03)
    Loss from discontinued
      operations                     (      0.00)  (      0.00)  (      0.00)  (      0.00)
                                      ----------    ----------    ----------    ----------
Basic income (loss) per
  common share                      $       0.01  $(      0.01) $       0.01  $(      0.03)
                                      ==========    ==========    ==========    ==========
Diluted loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations         $       0.01  $(      0.01) $       0.00  $(      0.03)
    Loss from discontinued
      operations                     (      0.00)  (      0.00)  (      0.00)  (      0.00)
                                      ----------    ----------    ----------    ----------
Diluted income (loss) per
  common share                      $       0.01  $(      0.01) $       0.00  $(      0.03)
                                      ==========    ==========    ==========    ==========

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 132,482,200 shares at March 31, 1999) would be to decrease net loss per share.


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